Exhibit 99.1

News Release

STANDARD PACIFIC CORP. ANNOUNCES RESULTS OF SPECIAL MEETING OF STOCKHOLDERS

IRVINE, CALIFORNIA, August 18, 2008 – Standard Pacific Corp. (NYSE:SPF) today announced that, at the Company’s special meeting of stockholders held earlier today, stockholders overwhelmingly voted in favor of each of the three proposals on the meeting agenda.

Approval of the first proposal resulted in the conversion of $381 million in Company Senior Preferred Stock previously issued to an affiliate of MatlinPatterson Global Advisers LLC into an equivalent amount of the Company’s Series B Junior Participating Convertible Preferred Stock. In addition, a warrant held by MatlinPatterson, originally exercisable for shares of Senior Preferred Stock, became exercisable for the Company’s Series B Junior Participating Convertible Preferred Stock. The Series B Junior Participating Convertible Preferred Stock is economically equivalent to the Company’s common stock, but contains a voting limitation. Under this proposal, the stockholders also approved the issuance of shares of the Company’s common stock upon conversion of the Company’s Series B Junior Participating Convertible Preferred Stock. Over 95% of the shares cast on proposal 1 were cast in favor.

Approval of the second proposal resulted in the adoption of the Company’s Amended and Restated Certificate of Incorporation, which, among other things, increased the total number of shares of capital stock that the Company is authorized to issue from 210,000,000 shares to 610,000,000 shares, declassified the Company’s Board of Directors, and removed certain supermajority voting requirements. Over 95% of the shares cast on proposal 2 were cast in favor.

Approval of the third proposal resulted in the adoption of an amendment to the Standard Pacific Corp. 2008 Equity Incentive Plan which increased the number of shares available for issuance under the plan by 19,023,543 shares. Over 93% of the shares cast on proposal 3 were cast in favor.

Standard Pacific Corp., one of the nation’s largest homebuilders, has built homes for more than 100,000 families during its 42-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., SPH Home Mortgage and SPH Title. For more information about the Company and its new home developments, please visit our website at: http://www.standardpacifichomes.com.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Senior Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

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